Exhibit 10.22

PLASTIQ OFFER LETTER Stoyan Kenderov July 17, 2019

Table of Contents Our Purpose 1 Offer Summary 2 Equity Calculator 3 Option Vesting Schedule and Early Exercise 4 Employee Benefits 5 First Week 6 Where We’re Headed 7 Things to Know about Your Offer (Legal) 8-9 Offer Letter Acceptance 10

Our Purpose We’re here to accelerate the growth potential of small businessesï¿½ You’ll see our values in who we hire, how we work, and what we accomplishï¿½ We aim to be the greatest of all time (GOAT) Plastiq Values    Get it Done Own the Outcome Adapt with Conviction Trust the Team

Offer Summary Initial Role Chief Product Officer Annual Salary $275,000 Management Performance Bonus Annual Target $100,000 New Hire Equity Award1 792,000 Start Date August 6, 2019 Manager Sameer Gulati

Equity Calculator New Hire Equity Award1 Strike Price2 Preferred Price3 792,000 $0.99 $2.97 Your Potential Net Equity Value (at Current, 3x, 5x, 15x, ~50x valuations)* This is purely a hypothetical example and not a promise or guarantee of the value of your equity. 1 Subject to Compensation Committee approval 2 Subject to change based on the Company’s current 409A valuation 3 Based on the Company’s most recent financing valuation 3 * Based on 66m CSO and an assumed additional round of funding between $3b and $5b

Option Vesting Schedule & Early Exercise The options you’re being awarded will vest over four years. As you can see in the example schedule below, your options start vesting one year from your start date, meaning 25% of your options will vest on your one-year anniversary. After that, 1/36th of the remaining options will vest each month You will also have the ability to exercise your equity award early so you can start the holding requirement for long-term capital gains tax treatment. Options exercised early become restricted shares and will follow the same vesting schedule. 4

Employee Benefits Full Healthcare Coverage Premiums covered at 100% Dependents at 75% Time Off For Exempt employees, there’s no policy on vacation. Take paid time away to recharge and stay at peak productivity. For Non-Exempt employees, there are three (3) weeks of PTO. Parental Leave 12 weeks of paid leave for the birth or adoption of a child and phased-in return to work for those who have given birth. 401(k) Administered through ADP Use Plastiq for Free Use your Plastiq account for free and earn rewards, cash back, plane tickets, or even hotel stays. Commuter Pre-tax transit savings card and more Food Catered lunch Mon–Wed and all sorts of yummy snacks

First Week You’ll start on a Tuesday because we think it’s nice to have a long weekend before you join us. Tuesday Welcome... Plan to come in at 8:30am to meet with your new manager and the People Ops team. Your first day, we’ll get you set up with a laptop and all of our systems. You’ll also meet the rest of your Chapter/Squad and new hire buddy. 4pm is wine and kombucha time. Later, expect... Product Intro Day on Wednesday where you’ll get understanding of our product. Team of Teams Day on Thursday where you’ll get a deep dive on our dashboard, shadow sales and CS, as well as meet a few more Chapter teams. Also, plan to join Eliot at 5pm office hours for a drink. ...and onto Friday, your First Sprint Day!

Where We’re Headed The world’s economy is formed by small business owners. As small businesses thrive, the world thrives. Lives are made better, richer, and more connected on a global scale. Over 30 million small businesses employ nearly 60 million workers; in other words, half of the US workforce is employed by small businesses. Despite this fact, when it comes to financial services, small and medium-sized businesses (SMBs) are always and consistently left behind. It’s time someone fought for them first. If SMBs are the engine, cash flow is the fuel. SMBs often struggle with maintaining a healthy cash flow position to grow their business due to limited access to credit, restrictions on current credit instruments, seasonal sales cycles, and limited expertise in cash flow management. Millions of SMBs fail to reach that next step of growth, and many fall apart. With the average SMB having less than 30 days of cash on hand, adequate cash flow is the inhibitor of success. It also represents their greatest opportunity. At Plastiq, our mission is to help small businesses achieve their growth potential by helping them best manage their cash flow. Our vision is to be the trusted financial partner that gives an immediate, digital picture of the health of their business and a wide range of curated options to manage and grow it.

Things to Know about Your Offer 1. Your compensation is subject to taxes and withholdings and will be paid on the Company’s normal payroll cycle. 2. Your option grant, including the terms and exercise price, is subject to, and will be determined by, Compensation Committee approval. 3. Your option grant will be made pursuant and subject to the terms of Plastiq’s option Plan Document. 4. Your employment is at will and either you or Plastiq may terminate your employment at any time, with or without notice. No manager or supervisor at Plastiq has the authority to change, modify, or alter this at-will nature of the relationship except for the CEO who may only do so upon written aggreement signed by both you and the CEO. 5. Plastiq may change or discontinue the Company’s benefits provided to you and/or your dependents at any time with or without notice. 6. Your starting employment with Plastiq is conditioned upon and subject to a background check and proof of your eligibility to be legally employed in the US. 7. As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality and Assignment Agreement and Arbitration Agreement that requires, among other provisions, the assignment of rights to any invention made during your employment at the Company proprietary information and arbitration of any claims you or the Company may have with each other. 8. You hereby represent and warrant that you are not party to any written or oral agreement with any third party that would restrict your ability to accept employment with the Company. You also agree that you will not disclose to the Company any

Things to Know about Your Offer (cont’d) information that you acquired from any prior employer or third party that could be considered protected from disclosure under any existing covenant or agreement relating to confidential and proprietary information. This offer document, together with your Employee Confidentiality and Assignment Agreement, and the Arbitration Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the Head of People of the Company. If any provision of this offer document is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer document and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Offer Letter Acceptance Congratulations! We’re excited to have you join the team. Sincerely, Plastiq Inc. By: ____________________________________ Angela Loeffler, Head of People By signing below, I confirm that I’ve read this offer in its entirety and accept this offer of employment. Signature:    ____________________________________ 07/23/2019 Date:    ____________________________

Welcome! PLASTIO

HELLOSIGN

Audit Trail

TITLE	Welcome to Plastiq, Stoyan!
FILE NAME	kenderov_stoyan_p...17_19_updated.pdf
DOCUMENT ID	35a3a52b8cbcc22e064d388eb955b9a325cb7810
STATUS	Completed

Document History

SENT	**07/21/2019** 11:17:31 UTC-8	Sent for signature to Angela Loeffler (angela@plastiq.com) and Stoyan Kenderov (stoyan.kenderov@gmail.com) from stephanie@plastiq.com IP: 148.64.110.82
VIEWED	**07/21/2019** 11:18:16 UTC-8	Viewed by Angela Loeffler (angela@plastiq.com) IP: 96.86.167.84
SIGNED	**07/21/2019** 11:18:33 UTC-8	Signed by Angela Loeffler (angela@plastiq.com) IP: 96.86.167.84
VIEWED	**07/22/2019** 15:23:30 UTC-8	Viewed by Stoyan Kenderov (stoyan.kenderov@gmail.com) IP: 79.10.38.134
SIGNED	**07/22/2019** 15:36:34 UTC-8	Signed by Stoyan Kenderov (stoyan.kenderov@gmail.com) IP: 79.10.38.134
COMPLETED	**07/22/2019** 15:36:34 UTC-8	The document has been completed.

Ashlie.Lawton@w.com
Pilot10:8:2022 13:09
CONFIDENTIAL

[14] [Stoyan Kenderov Offer.pdf]